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Contact:  F. Richard Nichol, Ph.D.                Marcia Kean or
          President & Chief Executive Officer     Lucy Morrison
          COCENSYS, INC.                          FEINSTEIN KEAN PARTNERS
          949/753-6100                            617/577-8110

          Joann L. Data, M.D., Ph.D.
          Executive Vice President, Product
          Development and Regulatory Affairs
          COCENSYS, INC.
          949/753-6100


      COCENSYS AND SEARLE END COLLABORATION ON DEVELOPMENT OF INSOMNIA TREATMENT

         COCENSYS CONTINUES TO FOCUS ON GANAXOLONE, LEAD PRODUCT FOR MIGRAINE

IRVINE, California/PR Newswire/July 31, 1998 - CoCensys, Inc. (Nasdaq: COCN) announced today that G.D. Searle & Co., a wholly-owed subsidiary of Monsanto Company, has decided not to participate further in the development of CoCensys' proprietary compounds for treatment of insomnia. CoCensys retains all of its rights to the compounds in this program. CoCensys intends to continue research and development of its compounds to treat insomnia and will consider seeking a new partner for the program in the future.

"CoCensys has studied CCD 3693, our lead compound for insomnia, in a limited series of human trials designed to assess the safety of the compound. No serious adverse events have been reported, and the data from this series of trials has provided valuable information regarding the neuro-pharmacological activity of this compound," said F. Richard Nichol, Ph.D., President and Chief Executive Officer of CoCensys. "With the information that we have obtained through our collaboration with Searle, we are well positioned to move forward with this program," Dr. Nichol added.

CCD 3693 and the back-up compounds are synthetic versions of naturally occurring neuroactive compounds known as epalons that bind to the GABAA receptors in the brain. "CCD 3693 is one of the initial epalons developed by CoCensys. In the Phase I studies of this compound, we found no cardiovascular or other adverse side effects, and high doses were extremely well-tolerated. We are encouraged by the safety profile that continues to emerge on epalons," said Joann L. Data, M.D., Ph.D., CoCensys' Executive Vice President, Product Development and Regulatory Affairs.


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COCENSYS AND SEARLE END COLLABORATION ON DEVELOPMENT OF INSOMNIA TREATMENT
July 31, 1998
Page Two

"CoCensys continues to have strong confidence in epalons, based on the emerging clinical profile, and we are adhering to our core strategy of expediting the development of ganaxolone for migraine. We started a second Phase II clinical trial of ganaxolone for migraine and both enrollment in the trial and dosing are progressing rapidly," Dr. Nichol added. "We remain clearly focused on our mission of advancing the development of epalon-based therapeutics for neurological and psychiatric disorders."

CoCensys is a biopharmaceutical company that discovers and develops products to treat neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of migraine, epilepsy, anxiety, insomnia, stroke, Parkinson's, neurodegenerative diseases and neuropathic pain. More information about the Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Actual results may differ due to a number of factors, including the fact that preclinical testing and clinical trial results are not necessarily predictive of whether future testing and trials will replicate or confirm these results or whether a therapeutic agent will succeed in subsequent clinical trials or be approved by the FDA or other regulatory agency as a drug, as well as those factors that are more fully discussed in the Company's most recent Form 10-K and Form 10-Q.

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